Exhibit 99.1

601 Poydras St., Suite 2400 New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818

FOR FURTHER INFORMATION CONTACT: David Dunlap, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Reports First Quarter 2011 Results
First Quarter Earnings of $0.19 Per Diluted Share
New Orleans, LA — April 27, 2011 — Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $15.5 million, or $0.19 per diluted share on revenue of $414.0 million for the first quarter of 2011.
These results are compared with net income of $21.5 million, or $0.27 per diluted share on revenue of $364.5 million for the first quarter of 2010.
The first quarter 2011 results include a pre-tax gain of $2.7 million from the sale of three 145-155-ft. class liftboats, and $2.1 million in non-cash, unrealized pre-tax losses from hedging contracts at the Company’s equity-method investments.
David Dunlap, CEO of Superior, commented, “Although our Gulf of Mexico revenue declined 18% sequentially due to the well-documented slow pace in permitting, our first quarter results came in toward the higher end of our guidance range due to the continued strength of the U.S. land markets.
“U.S. land revenue was a record $179 million for the first quarter, which represents a 5% sequential increase as compared with a 2% increase in the drilling rig count. More importantly, demand for some of our core products and services — coiled tubing, premium drill pipe and bottom hole assemblies — increased approximately 12% from the fourth quarter of 2010. These products and services are the major focus of our 2011 domestic capital expenditures plan.
“While our overall international revenue declined 18% due to reduced utilization of our subsea operating vessels, international revenue within our drilling products and services segment increased 1%.”
2011 Earnings Guidance Update
The Company’s recent $500.0 million, 6.375% senior note offering is expected to increase interest expense by approximately $22.0 million — or $0.18 per share — for the remainder of 2011. As a result of this incremental expense, the Company is lowering its earnings guidance range to $1.62 and $2.02 per diluted share.
Mr. Dunlap commented, “With the exception of the increase in interest expense, we are reaffirming full year guidance. Our guidance assumes that we will benefit from our capital expenditures plan during the remainder of the year, continued acceleration of domestic land activity and from an increase in deepwater Gulf of Mexico activity. We are also encouraged by the number of deepwater permits that have been issued and are hopeful that this permitting will soon result in increased drilling activity.”
Geographic Breakdown
For the first quarter of 2011, Gulf of Mexico revenue was approximately $131.1 million, domestic land revenue was approximately $179.1 million, and international revenue was approximately $103.8 million.
Subsea and Well Enhancement Segment
First quarter revenue for the Subsea and Well Enhancement Segment was $262.0 million, as compared with $232.8 million in the first quarter of 2010 and $306.5 million in the fourth quarter of 2010, which represents a 13% year-over-year increase and a 15% sequential decrease.
Sequentially, domestic land revenue increased 3% due to a 10% increase in coiled tubing revenue, as well as increased demand for pumping services. These increases were partially offset by a decline in demand for pressure control services. Gulf of Mexico revenue decreased 22% sequentially due to seasonal issues, and the slow pace of permitting for drilling, intervention, and end-of-life projects. These factors led to reduced activity levels for pressure control, marine engineering projects, completion tools, and coiled tubing. Another factor impacting Gulf of Mexico revenue was the sale of a saturation diving system in the fourth quarter of 2010 that did not repeat. International revenue decreased 27% due primarily to lower demand for vessels and equipment used to support subsea inspection, repair and maintenance work.
Drilling Products and Services Segment
First quarter revenue for the Drilling Products and Services Segment was $128.3 million, as compared with $114.3 million in the first quarter of 2010 — a 12% year-over-year improvement — and $120.4 million in the fourth quarter of 2010, or 7% higher sequentially.
Domestic land revenue increased 10% sequentially primarily due to increased rentals of premium drill pipe, accommodations, specialty tubulars and accessories, and stabilization equipment. Gulf of Mexico revenue increased 8% due to increased rentals of accommodations partially offset by a decrease in rentals of specialty tubulars and accessories. International revenue increased 1% primarily due to increased rentals of premium drill pipe and accessories.
Marine Segment
Marine Segment revenue in the first quarter was $23.7 million, a 35% increase over the first quarter of 2010 and a 21% decrease from fourth quarter of 2010. Average fleet utilization in the first quarter of 2011 was 57% as compared with 47% in the first quarter of 2010 and 72% in the fourth quarter of 2010. The Company sold three liftboats from its 145-155 ft. class fleet during the first quarter.

Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended March 31, 2011
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145’-155’	6	$6,147	51.9%
160’-175’	7	7,629	41.4%
200’	5	11,045	62.7%
230’-245’	3	23,619	64.8%
250’	2	28,570	76.1%
265’	2	36,985	83.3%
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Thursday, April 28, 2011. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 480-629-9644. For those who cannot listen to the live call, a telephonic replay will be available through Thursday, May 5, 2011 and may be accessed by calling 303-590-3030 and using the pass code 4432547. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.
Superior Energy Services, Inc. serves the drilling and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three Months Ended March 31, 2011 and 2010
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenues	$413,981	$364,511

Cost of services (exclusive of items shown separately below)	233,845	199,052
Depreciation, depletion, amortization and accretion	59,363	51,048
General and administrative expenses	86,879	70,724
Gain on sale of businesses	2,674	—

Income from operations	36,568	43,687

Other income (expense):
Interest expense, net	(12,372)	(14,038)
Earnings from equity-method investments, net	27	3,985

Income before income taxes	24,223	33,634

Income taxes	8,720	12,108

Net income	$15,503	$21,526

Basic earnings per share	$0.20	$0.27

Diluted earnings per share	$0.19	$0.27

Weighted average common shares used in computing earnings per share:
Basic	79,021	78,534

Diluted	80,759	79,353

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2011 AND DECEMBER 31, 2010
(in thousands)

	3/31/2011	12/31/2010
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$71,082	$50,727
Accounts receivable, net	375,228	452,450
Prepaid expenses	31,974	25,828
Inventory and other current assets	234,891	235,047

Total current assets	713,175	764,052

Property, plant and equipment, net	1,361,412	1,313,150
Goodwill	589,967	588,000
Notes receivable	70,135	69,026
Equity-method investments	59,350	59,322
Intangible and other long-term assets, net	121,208	113,983

Total assets	$2,915,247	$2,907,533

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$105,753	$110,276
Accrued expenses	150,015	162,044
Income taxes payable	—	2,475
Deferred income taxes	23,158	29,353
Current portion of decommissioning liabilities	17,063	16,929
Current maturities of long-term debt	810	184,810

Total current liabilities	296,799	505,887

Deferred income taxes	228,107	223,936
Decommissioning liabilities	102,321	100,787
Long-term debt, net	851,822	681,635
Other long-term liabilities	118,073	114,737

Total stockholders’ equity	1,318,125	1,280,551

Total liabilities and stockholders’ equity	$2,915,247	$2,907,533

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
SEGMENT HIGHLIGHTS
THREE MONTHS ENDED MARCH 31, 2011, DECEMBER 31, 2010 AND MARCH 31, 2010
(Unaudited)
(in thousands)

	Three months ended
	March 31, 2011	December 31, 2010	March 31, 2010
Revenue
Subsea and Well Enhancement	$262,045	$306,496	$232,766
Drilling Products and Services	128,270	120,366	114,277
Marine	23,666	30,034	17,468

Total Revenues	$413,981	$456,896	$364,511

	March 31, 2011	December 31, 2010	March 31, 2010
Gross Profit (1)
Subsea and Well Enhancement	$91,377	$112,610	$89,897
Drilling Products and Services	81,573	73,835	74,182
Marine	7,186	13,014	1,380

Total Gross Profit	$180,136	$199,459	$165,459

	March 31, 2011 (2)	December 31, 2010 (3)	March 31, 2010
Income (Loss) from Operations
Subsea and Well Enhancement	$10,979	$23,689	$23,697
Drilling Products and Services	21,704	16,641	23,947
Marine	3,885	(25,191)	(3,957)

Total Income from Operations	$36,568	$15,139	$43,687

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.

(2)	Includes a gain on sale of liftboats of $2.7 million recorded in the Marine Segment.

(3)	Includes management transition expenses of $12.2 million recorded in general and administrative expenses, reduction of value of assets of $32.0 million recorded in the Marine Segment and a gain on sale of liftboat of $1.1 million recorded in the Marine Segment.